                                                                    EXHIBIT 99.1


                      SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and Notes, and the unaudited Condensed Consolidated Financial Statements and Notes included elsewhere in this document.


FIVE-YEAR SUMMARY OF SELECTED CONSOLIDATED DATA

                                                                Years Ended December 31,
                                           ------------------------------------------------------------------
                                            1999(1)        1998          1997         1996(2)          1995
                                           --------      --------      --------      ---------       --------
                                                         (in thousands, except per share data)
Consolidated   Statements   of  Income
Data:
Revenues                                   $296,611      $316,409      $267,858      $ 130,193       $ 54,287
Cost of revenues                            157,911       171,843       145,933         73,950         33,469
                                           --------      --------      --------      ---------       --------
  Gross profit                              138,700       144,566       121,925         56,243         20,818
                                           --------      --------      --------      ---------       --------
Operating expenses:
  Research and development                   48,343        41,687        25,726         14,413          5,730
  Selling, general and administrative        68,372        66,429        42,653         21,188          9,660
  DSC litigation costs                           --            --            --         18,947          1,623
                                           --------      --------      --------      ---------       --------
      Total operating expenses              116,715       108,116        68,379         54,548         17,013
                                           --------      --------      --------      ---------       --------
Operating income                             21,985        36,450        53,546          1,695          3,805
Other income (expense), net                 385,444         4,051         4,866          2,388         (1,367)
                                           --------      --------      --------      ---------       --------
Income before income taxes                  407,429        40,501        58,412          4,083          2,438
Income taxes (benefit)                      158,359        14,648        21,612         (3,154)            97
                                           --------      --------      --------      ---------       --------
Net income                                 $249,070      $ 25,853      $ 36,800      $   7,237       $  2,341
                                           ========      ========      ========      =========       ========
Basic net income per share (3)             $   3.20      $   0.34      $   0.52      $    0.30       $   0.27
                                           ========      ========      ========      =========       ========
Shares used in basic per share
computations                                 77,723        75,273        70,131         24,146          8,746
                                           ========      ========      ========      =========       ========
Diluted net income per share (3)           $   3.05      $   0.32      $   0.48      $    0.11       $   0.05
                                           ========      ========      ========      =========       ========
Shares used in diluted per share
computations                                 81,657        79,825        77,469         68,048         50,684
                                           ========      ========      ========      =========       ========

                                                                    As of December 31,
                                            ----------------------------------------------------------------
                                              1999         1998           1997          1996          1995
                                            --------      --------      --------      --------      --------
                                                                     (in thousands)
Consolidated Balance Sheets Data:
Cash, cash equivalents and marketable
securities                                  $732,122      $110,866      $105,196      $108,430      $ 11,118
Working capital                              583,357       208,604       193,640       145,338        18,770
Total assets                                 901,775       308,255       273,293       175,679        36,680
Redeemable convertible preferred stock            --            --            --            --        37,777
Stockholders' equity (deficit)               645,064       267,839       223,720       158,023       (15,765)

(1) Includes a $379.3 million gain realized upon conversion of an investment into Cisco Systems, Inc. common stock. Without this gain, our effective tax rate would have been 30%, and net income for the year ended December 31, 1999 would have been $20.0 million.

(2) Includes a charge of $15.8 million to reflect a cash payment of $10.1 million and the issuance of 1,451,574 shares of common stock to DSC in settlement of outstanding litigation. Without this charge, operating income for the year ended December 31, 1996 would have been $17.5 million.

(3) See "Note 1 of Notes to Consolidated Financial Statements" for an explanation of the determination of the number of shares used in computing basic and diluted net income per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Except for the historical financial information contained herein, the following discussion and analysis may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding our intent, belief, estimates, current plans, or expectations. Current and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements.

Among the important factors that could cause actual results to differ materially from those indicated by our forward-looking statements, as set forth below in "Certain Factors That Might Affect Future Operating Results" in our Quarterly Report on Form 10-Q for the period ended June 30, 2000, as filed with the Securities and Exchange Commission (SEC), are:

- Our operating results will likely continue to fluctuate due to seasonality and other factors.

- Because a limited number of customers account for a substantial portion of our total revenues, the loss of a single customer could have a significantly adverse impact on our business.

- We may continue to experience delays and defects in product development and product feature releases.

- We conduct business internationally and face several risks associated with international markets.

- We face intense competition, and the competitive landscape in our industry changes rapidly.

- Our business and operating results will be harmed if we fail to manage recent and potential growth.

- Our product line is concentrated within a single family of products, and our ability to introduce new product features and to respond to rapid technological change is subject to significant uncertainty.

- Our ability to protect our proprietary technology is limited, and we expect to continue to be subject to third-party claims of intellectual property infringement.

- Our customers are concentrated in a single industry which expose us to fluctuations in capital spending pattern and other factors affecting demand for our products in this industry.

- We may be unable to secure necessary components and support because we depend upon a limited number of third-party manufacturers and support organizations, over which we have no control, and in some cases rely upon sole source suppliers.

- We must attract, retain, and motivate key technical and management personnel in a competitive market.

- Recent and future acquisitions may adversely affect our operations and financial results.

- We are party to costly and disruptive legal proceedings, the outcome of which is unpredictable.

- Our business will suffer if our products do not comply with numerous regulations and industry standards, which are subject to change.

- There may be other risks identified from time to time in our reports and registration statements filed with the SEC.

The following discussion should be read in conjunction with the condensed consolidated financial statements and notes thereto, on pages 11 through 29 of this Form 8-K.

OVERVIEW

We design and manufacture worldwide broadband access solutions for the portion of the telecommunications network between the carrier's central office and its subscribers, often referred to as the "last mile". Our OmniMAX(TM) is a global product family consisting of multi-service access platforms with integrated optics and intelligent customer premises equipment. Our OmniMAX products can quickly and cost-effectively upgrade legacy networks, ubiquitously delivering narrowband, wideband, and broadband services to subscribers regardless of their geographic proximity to a carrier's central office.

Our OmniMAX product portfolio consists of: AccessMAX(TM), a variety of broadband multi-service access platforms including our flagship product, the UMC1000(TM), that provide local loop voice, data, and broadband solutions; PremMAX(TM), a series of integrated access devices that provide integrated voice and data at the customer premises; and TransMAX(TM), a Sonet/SDH optical transport system for metro ring solutions. We also design and manufacture environmentally hardened outside plant cabinets and technology ranging from 48 to 2,048 lines, as well as indoor cabinets ranging from 48 to 480 lines.

On May 16, 2000, we completed the acquisition of GVN Technologies, Inc. (GVN), of Largo, Florida, a leading developer of integrated access device equipment for the service provider market. In the acquisition, the former stockholders of GVN received shares of our common stock in exchange for their shares of GVN at the rate of .088 shares of our common stock for each share of GVN common stock and preferred stock. The acquisition was accounted for as a pooling of interests. An aggregate of 894,306 shares of our common stock was issued pursuant to the acquisition, and we assumed an aggregate of 209,794 options to purchase GVN common stock.

All of our financial data presented in the consolidated financial statements and management's discussion and analysis of financial condition and results of operations included within this Current Report on Form 8-K have been restated to include the historical financial information of GVN in accordance with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of a business combination and pursuant to regulation S-X. Our statement of income for the year ended December 31, 1999 has been combined with the GVN statement of income for the year ended December 31, 1999. Our statement of income for the year ended December 31, 1998 has been combined with the GVN statement of income for the year ended June 30, 1998. GVN was formed in July 1997 and accordingly had no effect on our statement of income for the year ended December 31, 1997. This presentation is in accordance with the rules and regulations of the SEC which require that the comparable fiscal years be combined in the consolidated financial statements. The consolidated balance sheets at December 31, 1999 and 1998 combine the balance sheets of GVN as of December 31, 1999 and June 30, 1998, respectively.

In 1999, revenues decreased $19.8 million from 1998 and operating income declined $14.5 million from 1998. Revenue levels were below the prior year, primarily as a result of lower international revenues. International revenue levels were adversely affected by certain customers reducing their capital expenditures during 1999 in order to fully deploy their existing inventory. Operating income as a percentage of revenue was below that of 1998 as a result of lower revenue levels and increased investments in our research and development activities during 1999. However, other income rose to 129.9% of revenues in 1999, as compared with 1.3% in 1998, primarily as a result of Cisco Systems, Inc.'s acquisition of Cerent Corporation in which we had invested. This gain increased our 1999 net income to $249.1 million, or 84.0% of revenues, as compared with $25.9 million, or 8.2% of revenues in 1998. Without this gain and the related tax effects, our net income would have been $20.0 million in 1999.

Although we have achieved profitability every year beginning in 1995, there can be no assurance that profitability will be sustained or increased in the future. Factors which may adversely impact revenue levels include product introductions or announcements by competitors, price competition, a decline in the demand for our products, product obsolescence, loss of customers, and inability to penetrate certain markets, among other reasons.

RESULTS OF OPERATIONS

The following table sets forth, for the periods indicated, the percentage of revenues represented by certain items reflected in our consolidated statements of income:

                                               YEARS ENDED DECEMBER 31,
                                           --------------------------------
                                             1999         1998         1997
                                           ------       ------       ------
Revenues                                    100.0%       100.0%       100.0%
Cost of revenues                             53.2         54.3         54.5
                                           ------       ------       ------
  Gross profit                               46.8         45.7         45.5
                                           ------       ------       ------

Operating expenses:
  Research and development                   16.3         13.2          9.6
  Selling, general and administrative        23.1         21.0         15.9
                                           ------       ------       ------
      Total operating expenses               39.3         34.2         25.5
                                           ------       ------       ------

Operating income                              7.4         11.5         20.0
Other income, net                           129.9          1.3          1.8
                                           ------       ------       ------
Income before income taxes                  137.4         12.8         21.8
Income taxes                                 53.4          4.6          8.1
                                           ------       ------       ------

Net income                                   84.0%         8.2%        13.7%
                                           ======       ======       ======


1999 Compared with 1998

REVENUES. In 1999, revenues, including royalties, totaled $296.6 million, a decrease of $19.8 million, or 6.3%, from the $316.4 million reported in 1998. The decrease was primarily the result of lower international revenues in 1999 as compared with 1998. International revenues decreased 61.9% to $31.3 million in 1999 from $82.0 million in 1998 and represented 10.6% of 1999 revenues compared with 25.9% in 1998. As compared with 1998, we experienced lower international revenue levels in 1999 from our customers in South Africa, France, China, Brazil, and Venezuela. There were no international royalties in 1999 as compared with the $5.4 million recorded in 1998 primarily as a result of the litigation settlement with the Industrial Technology Research Institute in that year.

Partially offsetting the decline in international revenues was an increase in our U.S. revenues year-over-year. U.S. revenues increased 13.2% from $234.4 million in 1998 to $265.3 million in 1999, representing 89.4% and 74.1 % of revenues in 1999 and 1998, respectively.

The increase in U.S. revenues for 1999 was primarily the result of sales growth in the competitive local exchange carrier and regional Bell operating company markets and sales to Tellabs, Inc. In the quarter ended December 31, 1999, WinStar Communications, Inc. (WinStar) accounted for 18.9% of total revenues; North Supply Company, a subsidiary of Sprint, (Sprint), accounted for 10.5%; Tellabs, Inc. accounted for 10.3%; and SBC Communications, Inc. accounted for 10.0%. In the quarter ended December 31, 1998, WinStar accounted for 32.9% of total revenues. In the year ended December 31, 1999, WinStar accounted for 16.4% of total revenues, and Sprint accounted for 11.7%. For the year ended December 31, 1998, WinStar accounted for 11.1% of total revenues and Integrators of System Technology (Pty) Ltd. of South Africa accounted for 10.2%. No other customer accounted for 10% or more of total revenues in any of these periods. Although our largest customers have varied from period to period, we anticipate that results of operations in any given period will continue to depend to a significant extent upon sales to a small number of customers. This dependence may increase due to our strategy of focusing on securing large accounts. There can be no assurance that our principal customers will continue to purchase our products at current levels, if at all. Only one of our customers has entered into an agreement requiring it to purchase a minimum amount of product from us.

GROSS PROFIT. In 1999, gross profit was $138.7 million compared with $144.6 million for 1998, and represented gross margins as a percentage of revenues of 46.8% in 1999 and 45.7% in 1998. The increase in gross profit percentage from 1998 to 1999 was due to the customer and product mix, primarily due to a greater proportion of U.S. sales which tend to have higher margins than international sales. Cost savings from engineering design changes and manufacturing efficiencies also increased our gross profit. In the future, gross profits may fluctuate due to a wide variety of factors, including: our ability to introduce new products and technologies on a timely basis, the timing of new product introductions or announcements by us or our competitors, the mix between U.S. and international sales, the customer mix, the product feature mix, the timing and size of orders which are received and can be shipped in a quarter, the availability of adequate supplies of key components and assemblies, engineering and manufacturing efficiencies, the extent of global sourcing of our products, price competition, unit volume, royalty revenues, excess or obsolete inventory, and changes in warranty coverage.

RESEARCH AND DEVELOPMENT. In 1999, research and development expenses increased $6.6 million, or 15.8%, to $48.3 million compared with $41.7 million in 1998. Research and development expenses represented 16.3% of total revenues in 1999 and 13.2% in 1998.

The increase in research and development expenses from 1998 to 1999 was primarily due to the cost of employee hiring and relocation, compensation, and depreciation on test equipment used to develop and test new products and features. The number of employees in research and development was 264 as of December 31, 1999. We believe that rapidly evolving technology and competition in our industry necessitate the continued commitment of resources to product development in order to remain competitive. We plan to continue to support the development of new products and features as well as product cost reductions, while seeking to carefully manage the rate of increase of such expenses through expense controls. All research and development costs to date have been expensed as incurred.

SELLING, GENERAL AND ADMINISTRATIVE. In 1999, selling, general and administrative expenses increased 3.0%, to $68.4 million compared with $66.4 million in 1998. Selling, general and administrative expenses represented 23.1% of total revenues in 1999 and 21.0% in 1998.

The change in selling, general and administrative expenses in 1999 as compared with 1998 was primarily due to increases in compensation and benefits and litigation costs, partially offset by decreases in outside consultants costs and distributor commissions. Selling, general and administrative headcount was 319 as of December 31, 1999. We plan to continue to allocate resources to our sales, marketing and administrative functions to remain competitive in our industry and support our research and development functions. We recognize the need to balance these costs with expense controls to carefully manage the increase of such expenses.

OTHER INCOME. In 1999, other income increased $381.3 million to $385.4 million compared with $4.1 million in 1998. The increase was primarily the result of a $379.3 million gain recorded in November for the step-up in basis of our investment in Cerent Corporation upon conversion to Cisco Systems, Inc. (Cisco) common stock. The conversion to Cisco common stock was the result of Cisco's acquisition of Cerent Corporation in 1999.

INCOME TAXES. In 1999 and 1998, we recorded income taxes at an effective rate that approximated the combined federal and state statutory rates. The effective tax rate increased from 36.0% in 1998 to 39.0% in 1999 primarily due to the gain arising from the conversion of our investment in Cerent Corporation into Cisco Systems, Inc. common stock.


1998 Compared with 1997

REVENUES. For 1998, revenues totaled $316.4 million, an increase of $48.5 million, or 18.1%, over the $267.9 million reported in 1997. The largest increase in revenues was in the U.S. market which increased $37.4 million or 19.0% over the prior year. International revenues increased $11.1 million, or 15.7%, year-over-year and represented 25.9% of revenues in 1998 and 26.5% of revenues in 1997.

The increase in U.S. revenues for 1998 was primarily the result of sales growth in the competitive local exchange carrier market and continued sales penetration of the independent local exchange carrier market. The growth in revenues was partially offset by the substantial reduction in sales to GTE from 1997. The growth in international sales was primarily due to higher sales to our customer in South Africa, partially offset by lower sales in the Asia Pacific region. For the year ended December 31, 1998, WinStar accounted for 11.1% of total revenues and Integrators of System Technology (Pty) Ltd. of South Africa accounted for 10.2%. For the year ended December 31, 1997, GTE accounted for 19.2% of total revenues. No other customer accounted for 10% or more of total revenues in either period.

GROSS PROFIT. For 1998, gross profit was $144.6 million compared with $121.9 million for 1997, and represented gross margins as a percentage of revenues of 45.7% in 1998 and 45.5% in 1997. The increase in gross profit percentage from 1997 to 1998 was due to cost savings from engineering design changes, the customer mix, vendor discounts, and higher royalty revenue. Gross profits may fluctuate due to a wide variety of factors as discussed above.

RESEARCH AND DEVELOPMENT. For 1998, research and development expenses increased $16.0 million, or 62.3%, to $41.7 million compared with $25.7 million in 1997. Research and development expenses represented 13.2% of total revenues in 1998 and 9.6% in 1997.

The increase in research and development expenses from 1997 to 1998 was primarily due to the addition of engineering personnel and the related increases in salaries, benefits, hiring and relocation, facility costs, and use of outside consultants and services. Additional expense increases were a result of material costs and depreciation on test equipment used to develop and test new products and features. As of December 31, 1998, the number of employees in research and development was 309 compared with 176 at the end of 1997, an increase of 75.6%.

SELLING, GENERAL AND ADMINISTRATIVE. For 1998, selling, general and administrative expenses increased $23.7 million, or 55.5%, to $66.4 million compared with $42.7 million in 1997. Selling, general and administrative expenses represented 21.0% of total revenues in 1998 and 15.9% in 1997.

The increase in general and administrative expenses for 1998, as compared with 1997, was primarily due to compensation and benefits, litigation costs, facility costs, and depreciation on capital equipment purchases. The increases in sales and marketing expenses for the year ended December 31, 1998 as compared with 1997 was attributable primarily to additional sales and marketing personnel and the associated salaries and benefits, the effect of higher revenue levels on commissions earned by the sales force and international distributors, and increased spending on travel and outside services. Selling, general and administrative headcount increased 29.3% to 335 as of December 31, 1998, from 259 as of the end of 1997.

INCOME TAXES. For 1998 and 1997, income taxes were recorded at an effective rate that approximated the combined federal and state statutory rates. The effective tax rate declined from 37.0% in 1997 to 36.0% in 1998 primarily due to tax exempt interest income, utilization of research and development credits, and benefits from our foreign sales corporation.


LIQUIDITY AND CAPITAL RESOURCES

Capital resources and liquidity as of December 31, 1999 and 1998 consisted of the following (in thousands):

                                                                     DECEMBER 31,
                                                                ---------------------
                                                                  1999          1998
                                                                --------      -------
Cash and cash equivalents                                       $ 31,372      $20,782
Marketable securities                                            700,750       90,084
Working capital, excluding cash and cash equivalents
  marketable securities and associated deferred tax assets
and liabilities                                                   56,572       97,738

As of December 31, 1999, cash, cash equivalents and marketable securities amounted to $732.1 million compared with $110.9 million as of December 31, 1998. At December 31, 1999, we owned $551.4 million worth of Cisco common stock as a result of the completion of the acquisition of Cerent and resultant exchange of our Cerent stock for Cisco's common stock. In February 2000, we entered into a hedging transaction structured as a costless collar agreement (collar) to minimize the impact of potential adverse market risk on the Cisco stock we own. The collar provides us with a floor value of approximately $650.0 million for the hedged shares, while allowing us to participate in up to approximately $350.0 million in further appreciation above the floor value. We will also be able to borrow against the value of a portion of the shares hedged. We plan to hedge an additional 260,000 shares of Cisco common stock expected to be received in April 2000, unless Cisco makes claims against such shares under the terms of the Cerent acquisition.

Operating activities in 1999 generated net cash of $66.6 million. This was primarily the result of operating earnings, including adjustments for non-cash activities such as a gain on a strategic investment and deferred income taxes, and decreases in accounts receivable and inventories. Days sales outstanding were 68 days at the end of 1999 compared with 90 days at the end of 1998, mainly as a result of increased collections on international sales. Net cash of $72.1 million was used in investing activities in 1999, primarily as a result of marketable securities purchases.

We had a $50.0 million unsecured bank line with two banks at December 31, 1999. In February 2000, we amended the line to $30.0 million; the line expires in July 2000. The bank line carries interest of LIBOR plus 1.50%. Under the bank line, the banks may issue letters of credit up to $10.0 million on our behalf. As of December 31, 1999, $2.7 million in letters of credit were outstanding, of which $1.0 million was issued as a short-term deposit on one of our leased facilities and another $1.0 million was issued as a five-year deposit on the same building. The bank line requires us to comply with certain covenants. At December 31, 1999, no borrowings were outstanding under the bank line, and we were in compliance with the covenants.

We also maintain bank agreements with two banks under which we may open foreign exchange contracts up to $40.0 million. There are no borrowing provisions or financial covenants associated with these facilities. At December 31, 1999, one foreign exchange contract of $0.2 million was outstanding, which matured on January 28, 2000.

We also have lease lines totaling $4.6 million that were used for equipment and furniture purchases.

We believe our existing cash and short-term investments, available credit facilities, and cash flows from operating and financing activities are adequate to support our financial resource needs, including working capital requirements, capital expenditures and operating lease obligations for the next twelve months.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The following discussion and analysis of market risk may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding our intent, belief, estimates, current plans, or expectations. Actual results could differ materially from those indicated from these forward-looking statements. Our market risk lies in foreign currency exchange rate fluctuations, changes in interest rates, and fluctuations in the value of our marketable securities and related hedging arrangements.

Our foreign exchange risk arises from both revenues and expenses associated with our international sales and operations. One of our customer contracts was payable in French francs at December 31, 1999, and the receivable was hedged using a forward currency exchange contract. Beginning in 2000, this customer contract will be payable in either francs or euros, and we will hedge the receivable using forward currency exchange contracts. The remainder of international sales are denominated in U.S. dollars. Changes in foreign exchange rates create risk for us and we attempt to mitigate adverse fluctuations from impacting results of operations and cash flows. We use foreign exchange contracts to offset gains and losses on exchange rate fluctuations against gains and losses on assets or liabilities hedged. At December 31, 1999, one foreign exchange contract for $0.2 million was outstanding with a maturity date of January 28, 2000. Non-U.S. dollar expenses primarily consist of operating expenses incurred in the local currencies of our United Kingdom, Switzerland, France, Spain, Australia, Hong Kong, and China-based sales and representative offices. International sales offices' operating expenses generally consist of compensation-related costs and general office expenses which are paid in a timely manner. Operating expenses for these offices have historically been insignificant on a consolidated basis, and changes in the U.S. dollar value of these expenses due to fluctuations in the exchange rates are not considered material. The introduction in 1999 of the euro currency may cause increased competition by creating cross-border competition. We are evaluating our marketing and pricing strategies in light of competitive factors in the European market. As use of the euro increases and becomes mandatory in 2002, we may have to change our billing practices in the future. Adoption of the euro has not, to date, had a material impact on our business, results of operations or financial condition.

Our marketable securities portfolio consists of domestic corporate equity as well as domestic municipal debt and domestic corporate debt securities of various issuers, types, and maturities. Approximately 37.8% of the debt securities mature in one year or less. At December 31, 1999, the weighted average yield on our debt securities was 4.08%, and the weighted average yield on cash equivalents was 5.24%.

We received approximately 5.3 million shares of Cisco common stock on November 1, 1999 in exchange for our equity interest in Cerent. We recorded a gain of approximately $379.3 million due to this acquisition which is reflected in our results of operations for the fourth quarter of 1999. As of December 31, 1999, the value of the Cisco shares was $551.4 million.

The marketable securities portfolio, including our Cisco common stock, is classified as available for sale and recorded at fair value on the balance sheet with unrealized gains and losses reported in the equity section of the balance sheet, net of taxes. These securities are not leveraged and are held for purposes other than trading.

We face interest rate risk exposure on our debt securities and declines in interest rates could result in material decreases in interest earnings on those securities. We do not undertake any specific actions to cover our exposure to interest rate risk, and we are not a party to any interest rate risk management transactions.

The following table shows the hypothetical changes in fair values of municipal and corporate debt securities we held at year end which are sensitive to changes in interest rates. The modeling technique used measures the change in fair market values arising from hypothetical parallel shifts in the yield curve of plus or minus 200 basis points (BPS) over an immediate time horizon.

This table estimates the fair value of our debt securities at an immediate time horizon (in thousands):

                            Valuation of                             Valuation of
                        Securities Given an       No Change      Securities Given an
                           Interest Rate             in             Interest Rate
     Issuer             Decrease of 200 BPS     Interest Rate    Increase of 200 BPS
--------------------    ---------------------   -------------    ---------------------
Municipal and
Corporate Debt
Securities                    $152,723             $ 149,348           $146,619

We face market price volatility risk exposure on our corporate equity securities consisting of Cisco common stock, and declines in the market price could result in material decreases in those securities. At December 31, 1999, contractual transfer restrictions on the sale of the stock prohibited us from undertaking any specific actions to cover our exposure to market price volatility risk and we were not a party to any market price volatility risk management transactions.

The following table shows the hypothetical changes in fair values of the Cisco shares we held at year end. The modeling technique used measures the change in fair market value arising from a hypothetical change in fair value arising from a 20% change in the stock's price. This table estimates the fair value of our Cisco shares at an immediate time horizon (in thousands):

                            Valuation of                             Valuation of
                         Securities Given a       No Change      Securities Given an
                         Decrease of 20% In       in Stock        Increase of 20% In
     Issuer                 Stock Price             Price            Stock Price
------------------      ---------------------    ------------    ---------------------
Corporate Equity
Securities                    $ 441,122            $ 551,402           $ 661,682


In February 2000, contractual transfer restrictions on the Cisco shares expired, and we entered into a hedging transaction structured as a costless collar agreement (collar) to minimize the impact of potential adverse market risk on the Cisco shares we own. The collar covers approximately 5.0 million shares with a term of approximately three years. The collar limits our exposure to, and benefits from, price fluctuations in the underlying Cisco stock. The collar provides us with a floor value of approximately $650.0 million for the hedged shares, while allowing us to participate in up to approximately $350.0 million in further appreciation above the floor value. We will record the collar at its estimated fair market value. We will account for the collar as a hedge, and changes in the value of the collar are anticipated to be largely offset by changes in the value of the underlying stock which is also marked-to-market through accumulated other comprehensive income in our balance sheet. We expect to receive and hedge an additional 260,000 shares to be released to us in April 2000 unless Cisco makes claims against such shares under the terms of the Cerent acquisition. In February 2000, Cisco announced a two-for-one stock split to stockholders of record on February 22, 2000 to be distributed March 22, 2000. We believe the split will not significantly impact our collar arrangement. For additional information with respect to the potential impact of adverse market price volatility on the Cisco stock we own, refer to Part I, Item 3 - "Quantitative and Qualitative Disclosures About Market Risk on page 20 of our Quarterly Report for the period ended June 30, 2000 as filed with the SEC.


SEASONALITY

Our customers normally install a portion of the OmniMAX system in outdoor locations. Shipments of the system are subject to the effects of seasonality, with fewer installation projects scheduled for the winter months. The majority of our sales have been made to companies in the U.S., and accordingly, we believe that over time the effect of seasonality will cause revenues in the quarter ended March 31 to be lower than revenues in the preceding quarter ended December 31. In particular, we currently believe that revenues in the quarter ended March 31, 2000 may be lower than revenues in the quarter ended December 31, 1999.


YEAR 2000 READINESS

We did not experience any material disruptions to our business, results of operations, or the OmniMAX global product family as a result of the transition from 1999 to 2000. We plan to retain our year 2000 (Y2K) contingency plans in case of any potential Y2K-related events that may arise in the first half of 2000, including any Y2K problems encountered by our customers and key vendors. We believe we have taken the steps necessary to understand and resolve Y2K issues; however, failure to adequately address all known and unknown Y2K readiness issues could result in, among other things, product shipment delays, unforeseen operating expenses and lower net income. We tracked external costs incurred to remedy Y2K-affected software, hardware, and embedded technology; however, we did not separately track internal costs incurred, such as payroll costs for employees working on Y2K matters. Expenditures in relation to Y2K readiness were $73,000.

Certain Accounting Pronouncements

The effective date of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, has been deferred, and will be effective for AFC beginning in the first quarter of 2001. Refer to
Note 1 of "Notes to Consolidated Financial Statements" for a discussion of the accounting treatment of derivative instruments as required by this Statement.

                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
Advanced Fibre Communications, Inc.:

We have audited the accompanying consolidated balance sheets of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and other comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999. Our audit also included the financial statement schedule included herein as of and for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Fibre Communications, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.


                                                                 /s/ KPMG LLP




San Francisco, California
January 31, 2000, except as to notes 3 and 12a, which are as of February 9, 2000, and note 12b, which is as of August 4, 2000.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                                              DECEMBER 31,
                                                                        -------------------------
                                                                          1999            1998
                                                                        ---------       ---------
ASSETS

  Current assets:
    Cash and cash equivalents                                           $  31,372       $  20,782
    Marketable securities                                                 700,750          90,084
    Accounts receivable, less allowances of $3,436 and $5,326
     in 1999 and 1998, respectively                                        60,768          73,488
    Inventories                                                            37,946          53,060
    Other current assets                                                    6,736           9,736
                                                                        ---------       ---------

             Total current assets                                         837,572         247,150

  Property and equipment, net                                              56,914          49,418
  Other assets                                                              7,289          11,687
                                                                        ---------       ---------

             Total assets                                               $ 901,775       $ 308,255
                                                                        =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current liabilities:
      Accounts payable                                                  $  19,868       $  12,682
      Accrued liabilities                                                  28,818          25,864
      Deferred tax liabilities                                            205,529              --
                                                                        ---------       ---------

             Total current liabilities                                    254,215          38,546

  Long-term liabilities                                                     2,496           1,870

  Commitments and contingencies

  Stockholders' equity:
      Preferred stock, $0.01 par value; 5,000,000 shares
authorized, no shares issued and outstanding                                   --              --
      Common stock, $0.01 par value; 200,000,000 shares authorized in 1999 and 1998; 79,077,392 and 76,191,353 shares issued
         and outstanding in 1999 and 1998, respectively                       790             762
      Deferred stock compensation                                             (96)            (84)
      Additional paid-in capital                                          238,074         211,392
      Notes receivable from stockholders                                     (241)           (730)
      Accumulated other comprehensive income                              100,968              --
      Retained earnings                                                   305,569          56,499
                                                                        ---------       ---------
             Total stockholders' equity                                   645,064         267,839
                                                                        ---------       ---------
             Total liabilities and stockholders' equity                 $ 901,775       $ 308,255
                                                                        =========       =========


           See accompanying notes to consolidated financial statements

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except per share data)

                                                   YEARS ENDED DECEMBER 31,
                                             ------------------------------------
                                               1999          1998          1997
                                             --------      --------      --------
Revenues                                     $296,611      $316,409      $267,858
Cost of revenues                              157,911       171,843       145,933
                                             --------      --------      --------
      Gross profit                            138,700       144,566       121,925
                                             --------      --------      --------

Operating expenses:
    Research and development                   48,343        41,687        25,726
    Selling, general and administrative        68,372        66,429        42,653
                                             --------      --------      --------
      Total operating expenses                116,715       108,116        68,379

      Operating income                         21,985        36,450        53,546

    Other income, net                         385,444         4,051         4,866
                                             --------      --------      --------

      Income before income taxes              407,429        40,501        58,412

Income taxes                                  158,359        14,648        21,612
                                             --------      --------      --------

      Net income                             $249,070      $ 25,853        36,800
                                             ========      ========      ========
Basic net income per share                   $   3.20      $   0.34      $   0.52
                                             --------      --------      --------
Shares used in basic per share
  computations                                 77,723        75,273        70,131
                                             --------      --------      --------
Diluted net income per share                 $   3.05      $   0.32      $   0.48
                                             --------      --------      --------
Shares used in diluted per share
  computations                                 81,657        79,825        77,469
                                             --------      --------      --------

    See accompanying notes to supplemental consolidated financial statements

                       ADVANCED FIBRE COMMUNICATIONS, INC.
 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND OTHER COMPREHENSIVE INCOME
                  Years Ended December 31, 1999, 1998, and 1997
                        (In thousands, except share data)

                                                                                                           Notes
                                                                                                         Receivable
                                                    Common Stock             Deferred      Additional       from        Retained
                                             -------------------------         Stock        Paid-in        Stock-       Earnings
                                               Shares          Amount      Compensation     Capital        holders      (Deficit)
                                             ----------       --------     ------------    ----------    ----------    ----------
Balances as of
    December 31, 1996                        65,299,214       $    653       $     --       $163,675       $(151)      $ (6,154)
Exercise of common stock
    options and warrants                      6,940,978             69             --          2,446          --             --
Secondary public offering of
    common stock                                400,000              4             --          7,839          --             --
Sale of common stock for
    notes receivable                             25,378              3             --            684        (684)            --
Repurchase of common stock                      (39,200)            (3)            --            (10)         --             --
Tax benefit from
    option exercises                                 --             --             --         18,549          --             --
Net income                                           --             --             --             --          --         36,800
                                             ----------       --------       --------       --------       -----       --------
Balances as of
    December 31, 1997                        72,626,370            726             --        193,183        (835)        30,646
Exercise of common stock
    options and warrants                      3,096,149             31             --          6,295          --             --
Issuance of common stock                        475,200              5             --            847          --             --
Granting of stock options below
    intrinsic value                                  --             --           (125)           125          --             --
Vesting of stock options below
    intrinsic value                                  --             --             41             --          --             --
Payment of notes receivable
    from stockholder                                 --             --             --             --         105             --
Repurchase of common stock                       (6,366)            --             --             (4)         --             --
Tax benefit from
    option exercises                                 --             --             --         10,946          --             --
Net income                                           --             --             --             --          --         25,853
                                             ----------       --------       --------       --------       -----       --------
Balances as of
    December 31, 1998                        76,191,353            762            (84)       211,392        (730)        56,499
Exercise of common stock
    options and warrants                      2,565,454             25             --         10,858          --             --
Issuance of common stock                         16,276             --             --              3          --             --
Inclusion of GVN earnings for the
    period July 1 to December 31, 1998               --             --             --            881          --             --
Conversion of preferred stock
    into common stock in pooling                239,959              2             --          1,998          --             --
Conversion of debt and accrued
    interest into common stock                  106,637              1             --          1,817          --             --
Cancellation of notes receivable
    from stockholder                                 --             --             --             --         489             --
Granting of stock options below
    intrinsic value                                  --             --           (395)           395          --             --
Vesting of stock options below
    intrinsic value                                  --             --            308            513          --             --
Forfeiture of stock options                          --             --             75            (75)         --             --
Repurchase of common stock                      (42,287)            --             --            (11)         --             --
Tax benefit from
    option exercises                                 --             --             --         10,303          --             --
Net income                                           --             --             --             --          --        249,070
Other comprehensive income:
   Unrealized gain on available
   for sale securities(1)
                                             ----------       --------       --------       --------       -----       --------
Balances as of December 31, 1999             79,077,392       $    790       $    (96)      $238,074       $(241)      $305,569
                                             ==========       ========       ========       ========       =====       ========


                                                                Accumulated      Total
                                                                   Other        Stock-
                                              Comprehensive    Comprehensive    holders'
                                                   Income          Income       Equity
                                              -------------    -------------    --------
Balances as of
    December 31, 1996                                            $     --       $158,023
Exercise of common stock
    options and warrants                                               --          2,515
Secondary public offering of
    common stock                                                       --          7,843
Sale of common stock for
    notes receivable                                                   --              3
Repurchase of common stock                                             --            (13)
Tax benefit from
    option exercises                                                   --         18,549
Net income                                       $ 36,800              --         36,800
                                                 ========        --------       --------
Balances as of
    December 31, 1997                                                  --        223,720
Exercise of common stock
    options and warrants                                               --          6,326
Issuance of common stock                                               --            852
Granting of stock options below
    intrinsic value                                                    --             --
Vesting of stock options below
    intrinsic value                                                    --             41
Payment of notes receivable
    from stockholder                                                   --            105
Repurchase of common stock                                             --             (4)
Tax benefit from
    option exercises                                                   --         10,946
Net income                                       $ 25,853              --         25,853
                                                 ========        --------       --------
Balances as of
    December 31, 1998                                                  --        267,839
Exercise of common stock
    options and warrants                                               --         10,883
Issuance of common stock                                               --              3
Inclusion of GVN earnings for the
    period July 1 to December 31, 1998                                 --            881
Conversion of preferred stock
    into common stock in pooling                                       --          2,000
Conversion of debt and accrued
    interest into common stock                                         --          1,818
Cancellation of notes receivable
    from stockholder                                                   --            489
Granting of stock options below
    intrinsic value                                                    --             --
Vesting of stock options below
    intrinsic value                                                    --            821
Forfeiture of stock options                                            --             --
Repurchase of common stock                                             --            (11)
Tax benefit from
    option exercises                                                   --         10,303
Net income                                       $249,070              --        249,070
Other comprehensive income:
   Unrealized gain on available
   for sale securities(1)                         100,968         100,968        100,968
                                                 --------
                                                 $350,038
                                                 ========        --------       --------
Balances as of
    December 31, 1999                                            $100,968       $645,064
                                                                 ========       ========


                                                                                     1999           1998          1997
                                                                                   --------        ------        ------
(1):
Net unrealized gain on available for sale marketable securities during period      $166,178          $--           $--
Less:  reclassification adjustment for net gains included in net income                  --           --            --
Less:  deferred income taxes related to the net unrealized gain                      65,210           --            --
Net unrealized gain on available for sale marketable securities                    $100,968          $--           $--

           See accompanying notes to consolidated financial statements

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                    YEARS ENDED DECEMBER 31,
                                                           -----------------------------------------
                                                             1999            1998            1997
                                                           ---------       ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                               $ 249,070       $  25,853       $  36,800
  Adjustments to reconcile net income to net cash
provided by operating activities:
    Deferred income taxes                                    144,853          (2,451)           (826)
    Depreciation and amortization                             13,187           8,059           2,850
    Tax benefit from option exercises                         10,303          10,946          18,549
    Stock based compensation                                     821              41              --
    Allowances for uncollectible accounts and returns         (1,586)          3,658           2,729
    Gain on strategic investment                            (384,758)             --              --
    Changes in operating assets and liabilities:
        Accounts receivable                                   14,306           1,952         (49,036)
        Inventories                                           12,914            (987)        (34,724)
        Other current assets                                  (1,451)           (960)         (1,175)
        Other assets                                             288          (4,273)            101
        Accounts payable                                       7,186          (5,793)          9,676
        Accrued and other liabilities                          1,459          (3,364)         22,232
                                                           ---------       ---------       ---------
           NET CASH PROVIDED BY OPERATING ACTIVITIES          66,592          32,681           7,176
                                                           ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of marketable securities                       (491,534)       (226,702)        185,834
   Maturities of marketable securities                       308,002          79,131          69,873
   Sales of marketable securities                            124,268         153,630        (268,362)
   Investment in development-stage company                     3,063          (2,018)         (3,000)
   Purchase of property and equipment                        (15,865)        (32,272)        (17,767)
                                                           ---------       ---------       ---------
           NET CASH USED IN INVESTING ACTIVITIES             (72,066)        (28,231)        (33,422)
                                                           ---------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from exercise of common stock options and         16,064           7,279           2,514
warrants, net
   Proceeds from secondary offering of common stock               --              --           7,843
                                                           ---------       ---------       ---------
           NET CASH PROVIDED BY FINANCING ACTIVITIES          16,064           7,279          10,357
                                                           ---------       ---------       ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              10,590          11,729         (15,889)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                  20,782           9,053          24,942
                                                           ---------       ---------       ---------
CASH AND CASH EQUIVALENTS, END OF YEAR                     $  31,372       $  20,782       $   9,053
                                                           =========       =========       =========
NON-CASH FINANCING AND INVESTING ACTIVITIES:
   Issuance of common stock for notes receivable           $      --       $      --       $     684
CASH PAID:
   Income taxes                                            $   2,399       $   7,190       $     442

           See accompanying notes to consolidated financial statements

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

AFC designs and manufactures worldwide broadband access solutions for the portion of the telecommunications network between the carrier's central office and its subscribers, often referred to as the "last mile". In 2000, we reorganized our UMC1000(TM) product family into a broader definition, the OmniMAX(TM), a global product family consisting of multi-service access platforms with integrated optics and intelligent customer premises equipment. Our OmniMAX products can quickly and cost-effectively upgrade legacy networks ubiquitously delivering narrowband, wideband, and broadband services to subscribers regardless of their geographic proximity to a carrier's central office. We also design and manufacture environmentally hardened outside plant cabinets and technology ranging from 48 to 2,048 lines, as well as indoor cabinets ranging from 48 to 480 lines.

FISCAL YEAR

We operate on a 13-week fiscal quarter, comprised of four, four, and five week periods, ending on the last Saturday of the last week of the five-week period. In the year 2000, we will operate on a 53-week fiscal year, with four, five, and five week periods in the third quarter. We believe the effect of the additional week is not significant to our results of operations or cash flows.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of AFC and our subsidiaries. All significant intercompany balances and transactions have been eliminated. An investment in a development-stage company, which is less than 20% owned, is accounted for under the cost method.

CASH AND CASH EQUIVALENTS

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents are generally invested in money market funds.

MARKETABLE SECURITIES

All marketable securities are classified as available-for-sale and are stated at fair value, which approximates cost.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

We use foreign exchange contracts to offset gains and losses on exchange rate fluctuations against gains and losses on assets or liabilities hedged. One of our customer contracts was payable in French francs at December 31, 1999, and the receivable was hedged using a forward currency exchange contract.

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133 in June 1998, Accounting for Derivative Instruments and Hedging Activities. The effective date has been deferred to fiscal years beginning after June 15, 2000. The statement will be effective for us beginning in the first quarter of 2001. This standard requires that we recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The treatment of gains or losses resulting from changes in the derivative will be determined depending on the type and use of the derivative and whether it qualifies for hedge accounting. We are currently evaluating the requirements and the impact of SFAS No. 133.

INVENTORIES

Inventories include material, labor and overhead and are valued at the lower of first-in, first-out cost or market. A reserve for obsolescence has been established and the balance is reviewed for adequacy on a quarterly basis.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost. We compute depreciation using the straight-line method over the estimated useful lives, generally three years for computers and software and seven years for office and engineering equipment, furniture, and fixtures.

LONG-LIVED ASSETS

We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

REVENUE RECOGNITION, ALLOWANCES AND PRODUCT WARRANTY

Revenue is generally recognized when products are shipped. An allowance for estimated returns and an allowance for uncollectible accounts are based on experience. A provision for estimated warranty costs is recorded at the time of sale and periodically adjusted to reflect actual experience. We generally warrant our products for two years.

INCOME TAXES

We account for income taxes using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized based on the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

EQUITY-BASED COMPENSATION PLANS

We account for equity-based compensation plans with employees using the intrinsic value method.

NET INCOME PER SHARE

Basic net income per share is computed using the weighted average number of shares of common stock outstanding. Diluted net income per share is computed using the weighted average number of shares of common stock on an as-if converted basis, and common equivalent shares from options and warrants to purchase common stock using the treasury stock method, when dilutive.

FOREIGN CURRENCY TRANSLATION

Operations conducted in our foreign offices are transacted in local currencies. Assets and liabilities are translated into U.S. dollars using the translation rate at the balance sheet date, and income and expense amounts are translated at weighted average exchange rates during the year. Translation adjustments, if material, are recorded to other comprehensive income in the equity section of the balance sheet.

CONCENTRATION OF CREDIT RISK

Cash equivalents and trade accounts receivable are the primary financial instruments potentially exposing us to credit risk. We manufacture and sell the OmniMAX global product family principally to telecommunication companies in the U.S. and to telecommunication companies and distributors in international markets. To reduce credit risk, we perform ongoing credit evaluations of our customers' financial condition. In some cases, we may require customer prepayment, bank guarantees or letters of credit.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

We have made a number of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform with the current year's presentation.


NOTE 2. MARKETABLE SECURITIES

Marketable securities are valued at fair market value, and are comprised of the following (in thousands):

                                                               DECEMBER 31,
                                                          ---------------------
                                                            1999          1998
                                                          --------      -------
Corporate equity securities                               $551,402      $    --
Municipal debt securities                                  142,348       89,454
Corporate debt securities                                    7,000          630
Money market accounts                                       19,094        8,135
                                                          --------      -------
    Total marketable securities and cash equivalents      $719,844      $98,219
                                                          ========      =======

On November 1, 1999, we acquired approximately 5.3 million shares of Cisco common stock as a result of the completion of Cisco's acquisition of Cerent Networks and resultant exchange of our Cerent stock for Cisco's. We realized a gain for the step-up in basis of $379.3 million before taxes at the acquisition date in our Cisco stock. We also recorded an unrealized gain of $166.6 million, before taxes, in our Cisco stock at December 31, 1999. On November 1, 1999, we pledged 3,431 shares as a charitable donation and recorded the related contribution of $250,000 to other income.

We recorded a $0.5 million unrealized loss in our debt securities at December 31, 1999. Unrealized gains and losses were not significant in 1998. The fair value of securities maturing in one year or less and those maturing between one year and five years was $56.4 million and $92.9 million, respectively, as of December 31, 1999.


NOTE 3. SUBSEQUENT EVENT

On February 9, 2000, we entered into a hedging transaction structured as a costless collar agreement (collar) to manage our exposure to fluctuations in the market price of Cisco common stock we own. The collar covers approximately 5.0 million shares with a term of approximately three years. The collar limits our exposure to, and benefits from, price fluctuations in the underlying Cisco stock. It provides us with a floor value of approximately $650 million for the hedged shares while allowing us to participate in up to approximately $350 million of any further appreciation in the shares above the floor value. We will record the collar at its estimated fair market value. We will account for the collar as a hedge, and changes in the value of the collar are anticipated to be largely offset by changes in the value of the underlying stock which is also marked-to-market through accumulated other comprehensive income in our balance sheet. As part of the collar, we will be able to borrow against the value of a portion of the hedged stock.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 4. INVENTORIES

The major components of inventories are as follows (in thousands):

                                DECEMBER 31,
                           --------------------
                             1999         1998
                           -------      -------
Raw materials              $ 7,706      $16,135
Work-in-progress             1,113          566
Finished goods              29,127       36,359
                           -------      -------
    Total inventories      $37,946      $53,060
                           =======      =======


NOTE 5. PROPERTY AND EQUIPMENT

A summary of property and equipment follows (in thousands):

                                        DECEMBER 31,
                                    --------------------
                                      1999         1998
                                    -------      -------
Furniture and fixtures              $ 9,251      $ 7,837
Computer, software, and office       28,601       23,247
equipment
Engineering equipment                41,178       29,881
                                    -------      -------
                                     79,030       60,965
Less: accumulated depreciation       22,116       11,547
                                    -------      -------
Property and equipment, net         $56,914      $49,418
                                    =======      =======


Engineering equipment at December 31, 1999 included a transfer of $2.2 million worth of inventory. This transaction arose as the result of building test fixtures and expanding research and development labs that will be used in the future to develop products and technology.


NOTE 6. ACCRUED LIABILITIES

A summary of accrued liabilities follows (in thousands):

                                    DECEMBER 31,
                               --------------------
                                1999         1998
                               -------      -------
Warranty                       $ 8,898      $ 6,563
Other                            5,560        9,031
Outside services                 5,328        3,219
Salaries and benefits            5,340        4,278
Income and sales taxes           3,692        2,773
                               -------      -------
  Total accrued liabilities    $28,818      $25,864
                               =======      =======

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. INCOME TAXES

A summary of the components of income taxes (benefit) follows (in thousands):

                                                               CHARGE
                                                               IN LIEU
                                                                 OF
                                                               INCOME
                                   CURRENT    DEFERRED(1)      TAXES(2)      TOTAL
                                   -------    -----------      --------     --------
Year ended December 31, 1999:
Federal                            $2,986      $ 121,787       $ 9,175      $133,948
State                                 217         23,066         1,128        24,411
                                   ------      ---------       -------      --------
Income taxes                       $3,203      $ 144,853       $10,303      $158,359
                                   ======      =========       =======      ========
Year ended December 31, 1998:
Federal                            $4,382      $  (1,455)      $ 9,533      $ 12,460
State                               1,771           (996)        1,413         2,188
                                   ------      ---------       -------      --------
Income taxes (benefit)             $6,153      $  (2,451)      $10,946      $ 14,648
                                   ======      =========       =======      ========

Year ended December 31, 1997:
Federal                            $3,142      $  (1,052)      $16,017      $ 18,107
State                                 747            226         2,532         3,505
                                   ------      ---------       -------      --------
Income taxes (benefit)             $3,889      $    (826)      $18,549      $ 21,612
                                   ======      =========       =======      ========


(1) The change in deferred taxes excludes the unrealized gains and losses on marketable securities.

(2) The charge in lieu of income taxes results from the tax benefit of stock option exercises.


Income taxes differ from the amounts computed by applying the U.S. federal statutory rate of 35% in 1999, 35% in 1998, and 34% in 1997 to income before income taxes as follows (in thousands):

                                                  YEARS ENDED DECEMBER 31,
                                         ---------------------------------------
                                            1999           1998           1997
                                         ---------       --------       --------
Income taxes at statutory rate           $ 142,600       $ 14,176       $ 19,860
State taxes, net of federal benefit         16,050          1,422          2,258
Current losses and temporary
  differences for which no benefit
  was recognized                               774             54             95
Foreign sales corporation benefit             (114)          (164)          (179)
Utilization of credits                      (1,450)          (735)          (304)
Tax exempt interest                         (1,400)        (1,225)          (407)
Change in valuation allowance               (1,667)           531             --
Other                                        3,566            589            289
                                         ---------       --------       --------
Income taxes                             $ 158,359       $ 14,648       $ 21,612
                                         =========       ========       ========

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 7. INCOME TAXES (CONTINUED)

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows (in thousands):

                                                      DECEMBER 31,
                                                ------------------------
                                                  1999            1998
                                                ---------       --------
Deferred tax assets:
  Allowances and accruals                       $   8,464       $  7,000
  Research tax credit carry-forwards                5,087          2,597
  Minimum tax credit carry-forwards                 1,085            744
  Net operating loss carry-forwards                 1,009            531
  Unrealized loss on marketable securities            192             --
  Other                                                70            309
                                                ---------       --------
  Gross deferred tax assets                        15,907         11,181
  Valuation allowance                                  --           (531)
                                                ---------       --------
  Net deferred tax assets                          15,907         10,650

Deferred tax liabilities:
  Recognized gain on marketable securities       (148,839)            --
  Unrealized gain on marketable securities        (65,402)            --
  Net book value over net tax basis                (5,741)        (4,128)
                                                ---------       --------
  Gross deferred tax liabilities                 (219,982)        (4,128)
                                                ---------       --------
  Net deferred tax assets/(liabilities)         $(204,075)      $  6,522
                                                =========       ========

As of December 31, 1999, we had research credit carry-forwards for federal and California income tax return purposes of approximately $3.3 million and $1.8 million, respectively. The federal and California research tax credit carry-forwards are available to reduce future income subject to income taxes. The federal research credit carry-forwards will expire at various dates through the year 2019 and the California research credits will carry forward indefinitely until utilized. We have alternative minimum tax credit carry-forwards for federal income tax return purposes of approximately $1.1 million, which carry forward indefinitely until utilized.


NOTE 8. BANK BORROWINGS

We had a $50.0 million unsecured bank line with two banks at December 31, 1999. In February 2000, we amended the line to $30.0 million. The line expires in July 2000. The bank line carries interest of LIBOR plus 1.50%. Under the bank line, the banks may issue letters of credit up to $10.0 million on our behalf. As of December 31, 1999, $2.7 million in letters of credit were outstanding, of which $1.0 million was held as a short-term deposit on one of our leased facilities and another $1.0 million was held as a five-year deposit on the same building. The bank line requires us to comply with certain covenants. At December 31, 1999, no borrowings were outstanding under the bank line, and we were in compliance with the covenants.

We also maintain bank agreements with two banks under which we may open foreign exchange contracts up to $40.0 million. There are no borrowing provisions, financial covenants, or fees associated with these facilities. At December 31, 1999, one foreign exchange contract of $0.2 million was outstanding, which matured on January 28, 2000.

In February 2000, we entered into a hedging transaction structured as a costless collar agreement to minimize the impact of potential adverse market risk on the Cisco shares we own. We will also be able to borrow against the value of a portion of the shares hedged.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9.  STOCKHOLDERS' EQUITY

SECONDARY OFFERING
In February 1997, we completed a secondary offering of 4,000,000 shares of common stock, 3,600,000 of which were sold by certain stockholders and 400,000 of which were sold by AFC, generating approximately $7.8 million of net proceeds to AFC.

COMMON STOCK SPLIT
In 1997, we effected a two-for-one stock split. All share, per share, and common stock amounts herein have been restated to reflect the effect of this split.

COMMON STOCK OPTIONS
Our 1996 Stock Incentive Plan (the 1996 Plan) is the successor equity incentive program to our 1993 Stock Option/Stock Issuance Plan (the Predecessor Plan). A total of 21,409,663 shares of common stock were authorized for issuance under the Predecessor Plan and 1996 Plan as of December 31, 1999, and 19,138,074 as of December 31, 1998. The share reserve automatically increases on the first trading day of each calendar year by an amount equal to 3% of the number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year.

Options issued prior to 1997 generally vest 20% on the first anniversary date and ratably over the following 48 months. Options issued subsequent to January 1, 1997 generally vest ratably over 48 months for employees with over one year of service, and 25% on the first anniversary date and ratably over the following 36 months for new employees. The options expire ten years from the date of grant and are normally canceled three months after termination of employment.

In August 1998, the Compensation Committee of the Board of Directors authorized a program to offer to replace option grants made under the 1996 Plan that were granted at exercise prices exceeding $12.49 per share. The offer was made to all employees, 99% of whom participated, involving options to purchase 4,190,105 shares of common stock and was affected on September 14, 1998. The exercise price of each option was re-priced at $7.88, based on the closing market price of the stock on September 14, 1998. The re-pricing was subject to the condition that the options were not exercised, and employment was not terminated, prior to March 15, 1999, and September 15, 1999, for employees and officers, respectively. Vesting of the re-priced options was suspended at September 14, 1998, and resumed on March 15, 1999 for employees, and September 15, 1999 for officers. Any employee voluntarily terminating employment during the suspended vesting period lost the affected options, including previously vested portions of those options. During 1998, the option grants for two directors were re-priced. The original exercise prices ranged from $34.00 to $40.00 per share, and the re-pricing involved options to purchase a total of 80,000 shares of common stock. The exercise price of each re-priced option was $8.63, based on the closing market price of the stock on October 27, 1998. The re-pricing was subject to the condition that the options were not exercised, and the directorships are not terminated, prior to October 27, 1999. Vesting of the re-priced options was suspended at October 27, 1998, and resumed on October 27, 1999.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9.  STOCKHOLDERS' EQUITY (Continued)

A summary of the stock option plan activity is presented below:

                                                   YEARS ENDED DECEMBER 31,
                           --------------------------------------------------------------------------
                                    1999                     1998                     1997
                           -----------------------  ------------------------ ------------------------
                                        WEIGHTED                  WEIGHTED                 WEIGHTED
                                        AVERAGE                   AVERAGE                  AVERAGE
                                        EXERCISE                  EXERCISE                 EXERCISE
        OPTIONS              SHARES      PRICE        SHARES       PRICE        SHARE       PRICE
------------------------   ----------- -----------  -----------  ----------- ------------ -----------
Outstanding at
  beginning of year         8,171,547   $   6.62     8,396,625    $  11.81    8,635,088     $  1.66

Granted                     5,148,606      21.11     7,845,550       13.13    3,689,011       27.34
Exercised                  (1,727,436)      4.96    (2,289,033)       1.70   (3,050,793)       0.38
Cancelled                  (2,405,221)      8.48    (5,781,595)      24.92     (876,681)      14.64
                           ----------- -----------  -----------  ----------- ------------ -----------
Outstanding at end of
  year                      9,187,496   $  14.53     8,171,547    $   6.62    8,396,625     $ 11.81

Exercisable at end of
  year                      2,145,102                1,488,822                2,614,653

Available for grant         6,558,508                9,271,426               11,333,015

Weighted average fair
   value of options
   granted during the year             $  13.27                  $   8.96                  $ 17.90


The following table summarizes information about stock options outstanding as of December 31, 1999:


                                  OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                      --------------------------------------------   ---------------------------
                                        WEIGHTED
                                         AVERAGE        WEIGHTED                      WEIGHTED
                                        REMAINING       AVERAGE                       AVERAGE
 RANGE OF OPTION                       CONTRACTUAL      EXERCISE                      EXERCISE
 EXERCISE PRICES        SHARES            LIFE           PRICE         SHARES          PRICE
-------------------   ------------    --------------   -----------   ------------    -----------
   $0.01 - $0.75         697,563          5.4 years      $  0.47        505,172        $  0.40
    1.71 -  6.25         634,348          6.7               5.29        508,910           5.45
    6.80 -  7.88       2,865,122          8.8               7.74        647,670           7.84
    8.03 -  8.63       1,071,045          9.0               8.52        286,597           8.53
    8.78 -  9.94         186,547          8.8               9.34         46,805           9.20
   10.00 - 16.31       1,755,662          9.6              15.63         44,587          12.56
   16.50 - 19.56         142,760          9.0              17.34         16,450          17.85
   20.13 - 29.81         670,429          9.7              24.00         60,916          26.07
   31.00 - 39.56          78,550          8.9              33.96         27,858          31.01
   41.94 - 46.13       1,085,470         10.0              44.34            137          44.19
-------------------   ------------    --------------   -----------   ------------    -----------
  $0.01 - $46.13       9,187,496          8.8            $ 14.53      2,145,102        $  6.64

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9.  STOCKHOLDERS' EQUITY (Continued)

EMPLOYEE STOCK PURCHASE PLAN
Under the 1996 Employee Stock Purchase Plan (the Purchase Plan) we are authorized to issue up to three million shares of common stock to eligible employees of AFC and participating subsidiaries. The Purchase Plan has been implemented in a series of successive offering periods, each with a maximum duration of 24 months. Eligible employees can enter on the start date of any offering period or on any subsequent semi-annual entry date. Employees may have up to 10% of their base salary withheld through payroll deductions to purchase common stock. The purchase price of the stock is the lower of 85% of 1) the fair market value of the common stock on the participant's entry date (strike price) or 2) the fair market value on the semi-annual purchase date. Purchase dates are January 31 and July 31 of each year, or the closest business day preceding those dates when the purchase date falls on a non-business day. If the fair market value on any purchase date during the existing offering period is less than the strike price established at the beginning of the offering period, a new offering period will commence. The current offering period commenced on February 2, 1999 and is scheduled to continue through January 31, 2001.

A total of 219,318 shares of common stock with a weighted average fair value of $10.24 per share were purchased in 1999. A total of 88,222 shares with a weighted average fair value of $10.88 were purchased on the semi-annual January 31, 2000 purchase date using contributions withheld during 1999. At December 31, 1999, 2,455,263 shares remained available for issuance.

COMMON STOCK WARRANTS
Warrants to purchase shares of common stock were issued to investors as part of the preferred stock agreements. The warrants expire through the year 2000 and are summarized as follows:

                                                                     EXERCISE
                                                   NUMBER            PRICE PER
                                                  OF SHARES            SHARE
                                                  ----------       ------------
Warrants outstanding as of December 31, 1997       1,289,744        $0.01 -3.50
   Exercised                                        (608,088)        0.01 -0.58
                                                  ----------       ------------
Warrants outstanding as of December 31, 1998         681,656         0.13 -3.50
   Exercised                                        (620,000)        0.13 -0.58
                                                  ==========       ============
Warrants outstanding as of December 31, 1999          61,656       $       3.50
                                                  ==========       ============

PRO FORMA FAIR VALUE INFORMATION
We apply the intrinsic value method of accounting prescribed by APB Opinion No. 25 for our stock-based compensation plans. If compensation cost for our stock-based compensation plans had been determined in accordance with the fair value approach set forth in SFAS No.123, Accounting for Stock-Based Compensation, our net income and earnings per share would have been reduced to the pro forma amounts as follows (in thousands except per share data):

                                      1999              1998            1997
                                   -----------      -----------     -----------
Net income:
     As reported                   $   249,070      $    25,853     $    36,800
     Pro forma                         223,576            2,097          26,404

Basic net income per share:
     As reported                   $      3.20      $      0.34     $      0.52
     Pro forma                            2.88             0.03            0.38

Diluted net income per share:
     As reported                   $      3.05      $      0.32     $      0.48
     Pro forma                            2.74             0.03            0.34

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 9.  STOCKHOLDERS' EQUITY (Continued)

The fair value of option grants in 1999, 1998, and 1997 were estimated on the date of grant using the Black-Scholes option-pricing model, assuming no dividend yield, with the following weighted average assumptions:

                                               RISK-FREE
                            VOLATILITY        INTEREST RATE       EXPECTED LIFE
                           --------------     --------------     -----------------
1999                             90%               5.81%               4 Years
1998                             85                5.54                5
1998 Re-priced                   85                4.72                4
1997                             71                6.23                5

Pro forma compensation costs related to the Purchase Plan were recognized for the fair value of the employees' purchase rights, as of the date of purchase using the Black-Scholes option-pricing model. The following weighted average assumptions were used, assuming no dividend yield:

SEMI-ANNUAL                                     RISK-FREE
PURCHASE DATES               VOLATILITY        INTEREST RATE       EXPECTED LIFE
                           --------------     --------------     -----------------
January 2000                     85%               4.9%                8 Months
July 1999                        85                4.9                 8
January 1999                     75                5.8                 14
July 1998                        71                5.8                 14
January 1998                     71                5.8                 14
July 1997                        71                5.8                 14
January 1997                     71                5.8                 14

NET INCOME PER SHARE
The computation of shares and net income amounts used in the calculation of basic and diluted net income per share are as follows (in thousands, except share data):

                                                                         YEARS ENDED DECEMBER 31,
                                                                   -----------------------------------
                                                                     1999          1998         1997
                                                                   --------      --------     --------
Net income                                                         $249,070      $ 25,853     $ 36,800
                                                                   ========      ========     ========

Shares used in basic per share calculations - actual weighted
 average common shares outstanding for the period                    77,723        75,273       70,131

Weighted average number of shares upon exercise of
  dilutive options and warrants                                       3,934         4,552        7,338
                                                                   ========      ========     ========
Shares used in diluted per share calculations                        81,657        79,825       77,469
                                                                   ========      ========     ========
Basic net income per share                                         $   3.20      $   0.34     $   0.52
                                                                   ========      ========     ========
Diluted net income per share                                       $   3.05      $   0.32     $   0.48
                                                                   ========      ========     ========

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

NOTE 10. COMPREHENSIVE INCOME

We have adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 requires that changes in the amounts of certain items, including unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments be shown as components of accumulated other comprehensive income. Our foreign currency translation adjustments were not significant in 1999 or 1998. Our accumulated other comprehensive income is composed of unrealized gains and losses on marketable securities.

NOTE 11. COMMITMENTS AND CONTINGENCIES

LEASES
Office space and certain equipment are leased under operating leases. Future minimum payments under operating leases with an initial term of more than one year as of December 31, 1999 are summarized as follows (in thousands):

2000                                           $7,833
2001                                            7,180
2002                                            6,387
2003                                            6,281
2004                                            6,155
Thereafter                                     43,764
                                              --------
  Total minimum lease payments                 $77,600
                                              ========


Total rent expense for all operating leases were $6.6 million, $6.1 million, and $5.3 million for the years ended December 31, 1999, 1998, and 1997, respectively.

EMPLOYEE BENEFIT PLAN
We have a 401(k) plan under which employees may contribute a portion of their compensation on a tax-deferred basis to the plan. We contributed to the plan on a matching basis up to a maximum of $5,000 per employee during 1999. We act as the plan administrator. During 1999 and 1998, we contributed $1.8 million and $1.4 million respectively, to the plan.

LITIGATION

STOCKHOLDER LITIGATION - AFC and various of its current and former officers and directors are parties to a consolidated lawsuit which purports to be a class action filed on behalf of certain of our stockholders (excluding the defendants and parties related to them). The lawsuit alleges that the defendants violated certain federal securities laws. The plaintiffs filed a consolidated Amended Complaint on or about January 27, 1999. Defendants' motion to dismiss the complaint is currently pending before the court. Limited discovery has occurred, and only limited discovery is expected to occur pending ruling on the motion to dismiss. Based on current information, we believe the suit to be without merit and intend to defend AFC and its officers and directors vigorously. Although it is reasonably possible we may incur a loss upon the conclusion of this claim, an estimate of any loss or range of loss cannot be made. No provision for any liability that may result upon adjudication has been made in the consolidated financial statements. In the opinion of management, resolution of this matter is not expected to have a material adverse effect on our financial position. However, depending on the amount and timing, an unfavorable resolution of this matter could materially affect our future results of operations or cash flows in a particular period. In connection with these legal proceedings, we expect to incur substantial legal and other expenses. Stockholder suits of this kind are highly complex and can extend for a protracted period of time, which can substantially increase the cost of such litigation and divert the attention of management from the operations of AFC.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12. SUBSEQUENT EVENTS

a. MARCONI/RELTEC CORPORATION In 1997, AFC filed a lawsuit against RELTEC Corporation, now Marconi Communications, Inc., alleging trade secret misappropriation, tortious interference with a contract, and related claims. The case involved RELTEC's acquisition of AFC's technology through our Taiwan-based licensee, Vidar-SMS Co., Ltd. AFC and Marconi announced a settlement of the case on February 7, 2000. Related to the settlement, Marconi agreed to pay AFC $32.75 million, and AFC and Marconi entered into a distribution agreement under which Marconi will distribute the UMC1000 in specific countries outside North America over a three year period, 2000-2002. The agreement anticipates that Marconi will purchase for resale $110 million of the UMC1000 product family during the three year period ($30 million in 2000, $40 million in 2001, and $40 million in 2002), and guarantees AFC specified minimum payments if Marconi's UMC1000 purchases do not meet expectations.

b. ACQUISITION OF GVN TECHNOLOGIES, INC. On May 16, 2000, we completed the acquisition of GVN Technologies, Inc. (GVN), of Largo, Florida, a leading developer of integrated access device equipment for the service provider market. In the acquisition, the former stockholders of GVN received shares of our common stock in exchange for their shares of GVN at the rate of .088 shares of our common stock for each share of GVN common stock and preferred stock. The acquisition was accounted for as a pooling of interests. An aggregate of 894,306 shares of our common stock was issued pursuant to the acquisition, and we assumed an aggregate of 209,794 options to purchase GVN common stock.

The following information presents certain income statement data of the separate companies for the periods preceding the merger (in thousands):

                          1999            1998            1997
                       ---------       ---------       ---------
Net revenues
    AFC                $ 296,571       $ 316,409       $ 267,858
    GVN                       40              --              --
                       ---------       ---------       ---------
                       $ 296,611       $ 316,409       $ 267,858
                       =========       =========       =========

Net Income (loss)
    AFC                $ 250,297       $  27,207       $  36,800
    GVN                   (1,227)         (1,354)             --
                       ---------       ---------       ---------
                       $ 249,070       $  25,853       $  36,800
                       =========       =========       =========

There were no material transactions between AFC and GVN prior to the merger. The effects of conforming GVN's accounting policies to those of AFC were not material.

NOTE 13. SEGMENT INFORMATION

We operate in the access market and derive substantially all of our revenues from sales of the OmniMAX global product family. We organize our operations based on designing, developing, manufacturing, selling, and supporting the OmniMAX global product family. The chief operating decision makers evaluate performance, make operating decisions, and allocate resources based on consolidated financial data. Gross profit, operating income, income from operations, and income taxes are not allocated or specific to individual departments within the organization. Subsidiaries are not considered material to our consolidated results, and for purposes of this disclosure, are not considered significant to ongoing operations. Accordingly, we have a single reportable segment. As such, we are required to disclose certain information about our product, information about geographic areas, and information about major customers.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

For the year ended December 31, 1999, revenues arising from sales of the OmniMAX global product family, excluding royalties, were $296.1 million, compared with $310.7 million in 1998 and $266.4 million in 1997. We sell the OmniMAX global product family in over 25 countries worldwide; sales to external customers are categorized geographically by each customer's country of domicile. For the year ended December 31, 1999 revenues from sales to U.S. customers, excluding royalties, were $264.8 million, as compared to $234.2 million in 1998 and $197.0 million in 1997. For the year ended December 31, 1999, revenues from sales to all foreign countries, excluding royalties, were $31.3 million, as compared with $76.6 million in 1998 and $69.4 million in 1997. There were no material revenues from a single customer in foreign countries in the year ended December 31, 1999 or 1997. Material revenues from external customers in South Africa for the year ended December 31, 1998, were $32.4 million. For the year ended 1999, two customers in the U.S. accounted for 16.4% and 11.7% of total revenues, respectively. For the year ended 1998, one customer in the U.S. accounted for 11.1% and one customer in South Africa accounted for 10.2% of total revenues. For the year ended 1997, one customer in the U.S. accounted for 19.2% of total revenues. Long-lived assets, excluding deferred tax assets, located in the U.S. totaled $63.2 million as of December 31, 1999 and $59.6 million as of December 31, 1998. Long-lived assets, excluding deferred tax assets, located in foreign countries totaled $1.1 million as of December 31, 1999 and $1.4 million as of December 31, 1998.

NOTE 14. COMPANY INFORMATION AND CERTAIN CONCENTRATIONS

We currently derive substantially all of our revenue from the OmniMAX global product family, and we expect this concentration will continue for the foreseeable future. As a result, any factor adversely affecting the demand for, or pricing of, the OmniMAX global product family could lower revenues and decrease net income. Manufacturing operations consist of the final product assembly, system integration, and testing. Although our product designs employ primarily industry standard hardware, certain components are only available through limited sources of supply. Our proprietary ASICs, codec components, and some surface mount technology components and other components are available from limited sources. Printed circuit board assemblies and channel bank assemblies are provided by a limited number of turnkey vendors. If essential components cannot be obtained as required, we may be unable to meet demand for our products, thereby adversely affecting our revenues and net income. In addition, scarcity of such components could result in cost increases that adversely affect our gross profit margin.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                         QUARTERLY RESULTS OF OPERATIONS

Selected quarterly financial data is summarized below (unaudited)(in thousands):

                                                                               QUARTERS ENDED
                                           ---------------------------------------------------------------------------------------
                                           DEC. 31,   SEPT. 30,  JUNE 30,   MAR. 31,    DEC. 31,   SEPT. 30,   JUNE 30,   MAR. 31,
                                             1999       1999       1999       1999        1998        1998       1998       1998
                                           --------   --------   --------   --------    --------   ---------   --------   --------
Revenues                                   $ 82,797   $ 76,456   $ 69,758   $ 67,600    $ 76,059    $ 67,429   $ 86,261   $ 86,660
Cost of revenues                             43,259     39,870     37,569     37,213      40,792      37,185     47,494     46,372
                                           --------   --------   --------   --------    --------    --------   --------   --------
Gross profit                                 39,538     36,586     32,189     30,387      35,267      30,244     38,767     40,288
                                           --------   --------   --------   --------    --------    --------   --------   --------
Operating expenses:
     Research and development                12,645     11,736     12,149     11,813      10,981      11,603     10,610      8,493
     Selling, general and administrative     17,123     17,823     17,323     16,103      16,478      16,572     18,343     15,036
                                           --------   --------   --------   --------    --------    --------   --------   --------
           Total operating expenses          29,768     29,559     29,472     27,916      27,459      28,175     28,953     23,529
                                           --------   --------   --------   --------    --------    --------   --------   --------
Operating income                              9,770      7,027      2,717      2,471       7,808       2,069      9,814     16,759
Other income, net                           380,832      1,783      1,361      1,468       1,033         895        979      1,144
                                           --------   --------   --------   --------    --------    --------   --------   --------
Income before income taxes                  390,602      8,810      4,078      3,939       8,841       2,964     10,793     17,903

Income taxes                                153,462      2,852        561      1,484       3,215       1,153      3,896      6,384
                                           --------   --------   --------   --------    --------    --------   --------   --------
Net income                                 $237,140   $  5,958   $  3,517   $  2,455    $  5,626    $  1,811   $  6,897   $ 11,519
                                           ========   ========   ========   ========    ========    ========   ========   ========

                                                                        AS A PERCENTAGE OF REVENUES
                                              ----------------------------------------------------------------------------
Revenues                                      100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%    100.0%
Cost of revenues                               52.2      52.1      53.9      55.0      53.6      55.1      55.1      53.5
                                              -----     -----     -----     -----     -----     -----     -----     -----
Gross profit                                   47.8      47.9      46.1      45.0      46.4      44.9      44.9      46.5
                                              -----     -----     -----     -----     -----     -----     -----     -----
Operating expenses:
     Research and development                  15.3      15.4      17.4      17.5      14.4      17.2      12.3       9.8
     Selling, general and administrative       20.7      23.3      24.8      23.8      21.7      24.6      21.3      17.4
                                              -----     -----     -----     -----     -----     -----     -----     -----
           Total operating expenses            36.0      38.7      42.2      41.3      36.1      41.8      33.6      27.2
                                              -----     -----     -----     -----     -----     -----     -----     -----
Operating income                               11.8       9.2       3.9       3.7      10.3       3.1      11.4      19.3
Other income, net                             460.0       2.3       2.0       2.2       1.4       1.3       1.1       1.3
                                              -----     -----     -----     -----     -----     -----     -----     -----
Income before income taxes                    471.8      11.5       5.8       5.8      11.6       4.4      12.5      20.7
Income taxes                                  185.3       3.7       0.8       2.2       4.2       1.7       4.5       7.4
                                              -----     -----     -----     -----     -----     -----     -----     -----
Net income                                    286.4%      7.8%      5.0%      3.6%      7.4%      2.7%      8.0%     13.3%
                                              =====     =====     =====     =====     =====     =====     =====     =====


          See accompanying notes to consolidated financial statements.

                       ADVANCED FIBRE COMMUNICATIONS, INC.
                        SCHEDULE II - VALUATION ACCOUNTS
                                 (in thousands)



                                                         ADDITIONS
                                               ---------------------------
                              BALANCE AT        CHARGED TO       CHARGED        DEDUCTIONS          BALANCE
ALLOWANCE FOR                 BEGINNING         COSTS AND        TO OTHER         FROM             AT END OF
RECEIVABLES                   OF PERIOD         EXPENSES         ACCOUNTS       ALLOWANCE            PERIOD
----------------------       -----------       -----------      ----------     ------------       -----------
Year ending
  December 31, 1997            $   --             2,729             --                --             $2,729
Year ending
  December 31, 1998             2,729             3,658             --            (1,061)             5,326
Year ending
  December 31, 1999             5,326            (1,586)            --              (304)             3,436


                                                         ADDITIONS
                                               ---------------------------
                              BALANCE AT        CHARGED TO       CHARGED           DEDUCTIONS          BALANCE
                              BEGINNING         COSTS AND        TO OTHER            FROM             AT END OF
RESERVE FOR INVENTORY         OF PERIOD         EXPENSES         ACCOUNTS          ALLOWANCE            PERIOD
----------------------       -----------       -----------      ----------        ------------       -----------
Year ending
  December 31, 1997               614             1,971                --             (1,185)             1,400
Year ending
  December 31, 1998             1,400             4,949                --             (1,398)             4,951
Year ending
  December 31, 1999             4,951             7,221              (113)            (4,051)             8,008


                                                         ADDITIONS
                                               ---------------------------
                              BALANCE AT     CHARGED TO       CHARGED           DEDUCTIONS          BALANCE
                              BEGINNING      COSTS AND        TO OTHER            FROM             AT END OF
WARRANTY RESERVE              OF PERIOD      EXPENSES         ACCOUNTS          ALLOWANCE            PERIOD
----------------------       -----------    -----------      ----------        ------------       -----------
Year ending
  December 31, 1997             2,551           9,171            --               (6,793)             4,929
Year ending
  December 31, 1998             4,929          11,504            --               (9,870)             6,563
Year ending
  December 31, 1999             6,563           8,910            --               (6,575)             8,898